Exhibit 99.1

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355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | info@cvdequipment.com

CVD Equipment Corporation Reports Third Quarter 2025 Financial Results

Announces Strategic Initiatives Designed to Drive Improved Operational Efficiencies

CENTRAL ISLIP, N.Y., (Business Wire) – November 10, 2025 - CVD Equipment Corporation (NASDAQ: CVV), (the “Company”) today announced its financial results for the third quarter ended September 30, 2025. In addition, the Company announced a set of strategic initiatives designed to drive improved operational efficiencies and achieve profitability.

Third Quarter 2025 Performance

●	Orders: $2.2 million for the quarter, primarily driven by demand in our SDC segment for gas delivery equipment.
●	Revenue: $7.4 million, a decrease of 9.6% from the prior-year quarter. Year to date revenue of $20.8 million was 7.1% higher than the prior-year period. The decrease during the quarter was principally due to lower MesoScribe revenues following the cessation of its operations in 2024.
●	Backlog: $8.0 million as of September 30, 2025, compared to $13.2 million as of June 30, 2025.
●	Gross margin: 32.7% as compared to 21.5% in the prior-year quarter, reflecting an improved contract mix in our CVD Equipment segment.
●	Net income: $384,000, or $0.06 per basic and diluted share, compared to $203,000 or $0.03 per basic and diluted share in the third quarter of 2024.
●	Cash and cash equivalents: $8.4 million as of September 30, 2025, as compared to $12.6 million as of December 31, 2024.

Manny Lakios, President and CEO of CVD Equipment Corporation, commented, “Our bookings during the third quarter remained impacted by several factors, including the uncertainties related to proposed tariffs, reduced US government funding for universities, and the effects of the government shutdown as well as a lag in the adoption of our products within the emerging growth markets we serve. We are actively monitoring the evolving customer demand, geopolitical landscape and potential tariff impacts and planning accordingly.”

Strategic Initiatives Update

In response to the continued fluctuations in our order rates and the recent decline in the bookings of our CVD Equipment division, on November 6, 2025, the Company’s Board of Directors approved a comprehensive ‘transformation’ strategy designed to significantly reduce our fixed operating costs and position the Company as a more agile organization. A key component of this strategy entails transitioning CVD’s Equipment business from vertically integrated fabrication to outsourced fabrication of certain components. Other elements of the transformation strategy include:

●	The reduction in the CVD Equipment division’s workforce planned to be completed by December 31, 2025, is expected to reduce annual operating costs by approximately $2.0 million in fiscal 2026. Note that our SDC division will not be impacted by this action;

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●	Implementation of a revised sales strategy for our CVD Equipment business utilizing distributors and outside sales representatives to supplement internal sales efforts which we believe can better enable us to identify a broad range of opportunities we see in our markets and geographies; and
●	Exploration of strategic alternatives for businesses and product lines, including the potential sale or divestiture of assets or business lines.

Lakios added: “These strategic initiatives will enable our company to operate more efficiently as we focus on our core competencies of engineering design, assembly, test, installation and customer service. We remain encouraged about our ability to provide solutions across our key target markets — aerospace and defense, industrial applications including silicon carbide (SiC) on graphite, SiC high-power electronics, and electric vehicle (EV) battery materials. Our long-term strategy is intact – growing our presence across key markets where our technology adds value – and these strategic initiatives will better support our goal of achieving profitability and positive cash flow.”

Further details about the workforce reduction plan

We expect to complete the workforce reduction plan during the fourth quarter of 2025 and anticipate incurring approximately $0.1 million in severance and other charges. In connection with the transformation plan, we may incur non-cash impairment charges in future periods with respect to certain of our long-lived assets to the extent that any such assets are disposed of for amounts less than their book values.

Conference Call

A conference call reviewing these results has been scheduled for today, November 10, 2025 starting at 5:00 PM ET. To join the call, dial 1-877-407-2991 or 1-201-389-0925. A live and archived webcast of the call will also be available on the company’s website at www.cvdequipment.com/events. The archived webcast will be available approximately two hours following the end of the conference call. A telephone replay will be available for 7 days. To access the replay, dial 1-877-660-6853 or 1-201-612-7415. The replay passcode is 13756783.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, thermal processing, physical vapor transport, gas and chemical delivery control systems, and other equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research. Our products are used in production environments as well as research and development centers, both academic and corporate. Major target markets include aerospace & defense (ceramic matrix composites), silicon carbide (SiC) high-power electronics, electric vehicle (EV) battery materials (carbon nanotubes, graphene and silicon nanowires), and industrial applications. Through its application laboratory, the Company allows customers the option to bring their process tools to our laboratory and to work collaboratively with our scientists and engineers to optimize process performance.

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the success of CVD Equipment Corporation’s growth and sales strategies, uncertainty as to our ability to execute on our transformation strategy, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, competition in our existing and potential future product lines of business, including our aerospace equipment and PVT systems; our ability to obtain financing on acceptable terms if and when needed; uncertainty as to our ability to develop new products for growth markets; uncertainty as to our future profitability; uncertainty as to any future expansion of the Company; uncertainty as to our ability to adequately obtain raw materials and components from foreign markets in light of geopolitical developments; and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Past performance is not a guarantee of future results.

CVD Equipment Corporation Contact:

Richard Catalano, Executive Vice President & CFO

Phone: (631) 981-7081

Email: investorrelations@cvdequipment.com

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CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$7,408	$8,194	$20,836	$19,462
Cost of revenue	4,987	6,430	14,646	15,371
Gross profit	2,421	1,764	6,190	4,091
Operating expenses:
Research and development	594	644	2,061	2,055
Selling	328	423	1,097	1,268
General and administrative	1,191	1,245	3,595	3,844
Gain on sale of equipment		(625)		(625)
Total operating expenses	2,113	1,687	6,753	6,542
Operating income (loss)	308	77	(563)	(2,451)
Net income (loss)	$384	$203	$(317)	$(2,030)
Basic and diluted income (loss) per share	$0.06	$0.03	$(0.05)	$(0.30)

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands - unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$8,358	$12,598
Accounts receivable, net of allowance for credit losses	2,674	2,149
Contract assets	4,952	2,226
Inventories	2,012	2,115
Other current assets	496	898
Total current assets	18,492	19,986
Property, plant and equipment, net	11,231	11,699
Other assets	52	1
Total assets	$29,775	$31,686

Liabilities and Stockholders’ Equity
Current liabilities	$3,887	$6,137
Long-term debt, net of current portion	113	181
Total stockholders’ equity	25,775	25,368
Total liabilities and stockholders’ equity	$29,775	$31,686

This earnings release should be read in conjunction with the Company’s filings with the SEC, including the Form 10-Q for Q3 2025 and the Annual Report on Form 10-K for 2024, available at www.sec.gov and the Company’s website.

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